1295 Northern Boulevard
Manhasset, New York 11030
(516) 365-6272 • Fax (516) 365-6287

October 27, 2009

CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX  77002

Re:	Preliminary Prospectus Supplement, dated October 27, 2009, to the Prospectus dated April 24, 2009, included in Registration Statement No. 333-158781 of Continental Airlines, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of October 23, 2009 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals Are Only Estimates of Aircraft Value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement.  We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely, BK ASSOCIATES, INC.

/s/ John F. Keitz

John F. Keitz
President ISTAT Senior Certified Appraiser and Appraiser Fellow

JFK/kf